Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Matson, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASU 2015-17, “Balance Sheet Classifications of Deferred Taxes”) and the effectiveness of Matson, Inc.’s internal control over financial reporting, dated February 26, 2016, appearing in the Annual Report on Form 10-K of Matson, Inc. for the fiscal year ended December 31, 2015.

/s/ Deloitte & Touch LLP

Honolulu, Hawaii
June 23, 2016